Exhibit 99.1

RESMED Inc. Announces Results for the Fourth Quarter and Fiscal Year 2014

Fourth quarter revenue of $415 million

Fourth quarter GAAP earnings per share of $0.61 and non-GAAP earnings per share of $0.64

Operating cash flow of $115.6 million in the fourth quarter

Quarterly dividend increased by 12% to $0.28 per share

SAN DIEGO, July 31, 2014 – ResMed Inc. (NYSE: RMD) today announced results for its fourth quarter and for the fiscal year ended June 30, 2014. Revenue for the quarter was $415.2 million, flat compared to the quarter ended June 30, 2013 (a 1 percent decrease on a constant currency basis). Net income was $87.7 million, an increase of 20 percent compared to the quarter ended June 30, 2013. Diluted earnings per share for the quarter were $0.61, an increase of 22 percent compared to the quarter ended June 30, 2013.

The results for the quarter ended June 30, 2014 were impacted by a $6.3 million ($4.2 million, net of tax) expense for restructuring charges relating to employee termination benefits associated with our reorganization of our commercial and research and development teams. Non-GAAP net income for the quarter ended June 30, 2014 was $92.0 million, a 1 percent increase compared to the quarter ended June 30, 2013 (non-GAAP measures exclude the impact of the restructuring expenses in the current quarter and the charge for Sydney University education, research and settlement expenses in the prior year quarter). Non-GAAP diluted earnings per share for the quarter were $0.64, a 3 percent increase compared to the quarter ended June 30, 2013.

“Our fourth quarter results were lower than anticipated, the result of softer sales in the Americas, partially offset by good growth in our international markets,” said ResMed Chief Executive Officer Mick Farrell. “We continue to benefit from our globally diversified business, with constant currency revenue growth of 5 percent in our combined Europe and Asia-Pacific businesses.”

Highlighting ResMed’s new products, Farrell continued, “We see good adoption of our AirFit™ P10 nasal pillows system which is currently the market leader among new patients, and although it is early, we are seeing encouraging traction for our AirFit™ N10 nasal mask and AirFit™ F10 full-face mask which were launched in the fourth quarter around the world. On the flow generator side in the fourth quarter, we launched the Astral™ platform, our new generation of life support ventilators, and are seeing strong uptake in Europe and Asia as sales begin to ramp. During the fourth quarter, we received FDA clearance for the Astral platform in the U.S. and anticipate a U.S. launch by the end of the calendar year.”

Farrell concluded, “We remain focused on capital management, as we continued to repurchase our shares during the quarter. And today, we announced an increase in our quarterly dividend – the second increase since we began paying a dividend in September 2012. We are executing against our Three Horizons strategy and expect to return to constant currency top-line growth as we ramp up our new product offerings over fiscal year 2015. These ResMed solutions are emblematic of our goal to improve patient outcomes and quality of life, while reducing costs for global healthcare systems. In tougher times, we remain committed to disciplined management of our expenses while appropriately funding our long-term opportunities. We remain excited about the long-term prospects of our business, with ongoing growth opportunities in treating sleep-disordered breathing, chronic obstructive pulmonary disease, and cardiorespiratory diseases.”

Analysis of fourth quarter and fiscal year 2014 results

In the fourth quarter of fiscal year 2014, revenue outside the Americas was $200.3 million, a 9 percent increase over the prior year’s quarter (5 percent on a constant currency basis). Revenue in the Americas was $214.9 million, a 7 percent decrease compared to $230.3 million in the prior year’s quarter.

Gross margin in the fourth quarter was 62.9 percent, 20 basis points higher than the same period in the prior year, due to favorable foreign currency movements, manufacturing improvements, and favorable geographic mix, which were partially offset by declines in average selling prices.

Selling, general and administrative expenses were $122.2 million for the quarter, a 6 percent increase (also a 6 percent increase on a constant currency basis) over the quarter ended June 30, 2013. SG&A costs were 29.4 percent of revenue in the quarter, compared to 27.8 percent in the quarter ended June 30, 2013, primarily due to higher legal expenses associated with patent litigation.

Research and development expenses were $31.8 million for the quarter, or 7.7 percent of revenue. R&D expenses increased by 1 percent (a 3 percent increase on a constant currency basis) compared to the quarter ended June 30, 2013.

Operating profit for the fourth quarter was $98.5 million and cash flow from operations was $115.6 million.

ResMed amortized acquired intangibles of $2.4 million ($1.8 million, net of tax) during the quarter. Stock-based compensation costs incurred during the quarter of $10.8 million ($7.6 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and the company’s employee stock purchase plan.

For the 12 months ended June 30, 2014, revenue was $1,555.0 million, a 3 percent increase over the 12 months ended June 30, 2013 (a 2 percent increase on a constant currency basis). For the 12 months, net income was $345.3 million, a 12 percent increase compared to the 12 months ended June 30, 2013. Diluted earnings per share for the 12 months were $2.39 per diluted share, a 14 percent increase compared to the 12 months ended June 30, 2013.

Share repurchase program

During the quarter, the company also repurchased 0.8 million shares at a cost of $40.4 million, as part of its ongoing capital management program. For the 12 months ended June 30, 2014 the company repurchased 4.4 million shares at a cost of $208.1 million.

Dividend program

The ResMed board of directors has today declared a quarterly dividend of $0.28 per share, which represents a 12 percent increase from the previous quarterly dividend of $0.25. The dividend will have a record date of Aug. 21, 2014, and be payable on Sept. 18, 2014. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be Aug. 19, 2014 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from Aug. 19, 2014 through Aug. 21, 2014, inclusive.

Webcast details

ResMed will discuss its financial and business results as well as its business outlook on its webcast at 1:30 p.m. U.S. Pacific Daylight Time today. The live webcast of the call can be accessed on ResMed’s website at www.resmed.com. Please note that the format of the call has not changed. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player), required to listen to the internet broadcast. The online archive of the broadcast will be available after the live call on ResMed’s website. In addition, a telephone replay of the conference call will be available approximately 90 minutes after the call by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering a passcode of 37658760. The telephone replay will be available from July 31, 2014 until Aug. 14, 2014.

About ResMed

ResMed changes lives by developing, manufacturing and distributing medical equipment for treating, diagnosing, and managing sleep-disordered breathing, COPD, and other chronic diseases. We develop innovative products and solutions to improve the health and quality of life of those who suffer from these conditions, and we work to raise awareness of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements — including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products — are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Gretchen Griswold

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2014	2013	2014	2013
Net revenue	$415,211	$414,607	$1,554,973	$1,514,457
Cost of sales	153,953	154,759	565,187	573,800

Gross profit	261,258	259,848	989,786	940,657

Operating expenses:
Selling, general and administrative	122,242	115,057	450,414	430,802
Research and development	31,796	31,390	118,226	120,124
Restructuring expenses(1)	6,326	—	6,326	—
Education, research and settlement charge (1)	—	24,765	—	24,765
Amortization of acquired intangible assets	2,408	2,471	9,733	10,142

Total operating expenses	162,772	173,683	584,699	585,833

Income from operations (1)	98,486	86,165	405,087	354,824

Other income (expenses), net:
Interest income (expense), net	5,925	7,439	25,107	32,486
Other, net	2,224	(5,777)	884	(2,191)

Total other income (expenses), net	8,149	1,662	25,991	30,295

Income before income taxes	106,635	87,827	431,078	385,119
Income taxes	18,897	14,814	85,805	77,986

Net income (1)	$87,738	$73,013	$345,273	$307,133

Basic earnings per share	$0.62	$0.51	$2.44	$2.15
Diluted earnings per share (1)	$0.61	$0.50	$2.39	$2.10
Non-GAAP diluted earnings per share, excluding the impact of restructuring expenses and the education, research and settlement charge (1)	$0.64	$0.62	$2.42	$2.22
Basic shares outstanding	140,537	142,669	141,474	142,954
Diluted shares outstanding	143,086	146,115	144,359	146,410

(1)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited – In thousands)

	June 30,	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$905,730	$876,048
Accounts receivable, net	359,593	318,349
Inventories	165,418	145,847
Prepayments, deferred income taxes and other current assets	125,468	108,605

Total current assets	1,556,209	1,448,849

Property, plant and equipment, net	434,277	411,433
Goodwill	289,312	274,829
Other intangibles	45,198	49,639
Deferred income taxes and other non-current assets	35,966	25,971

Total non-current assets	804,753	761,872

Total assets	$2,360,962	$2,210,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$85,405	$60,688
Accrued expenses	130,656	137,674
Deferred revenue	42,370	44,953
Income taxes payable	10,392	30,090
Deferred income taxes	717	627
Current portion of long-term debt	18	300,017

Total current liabilities	269,558	574,049

Non-current liabilities:
Deferred income taxes	10,716	9,895
Deferred revenue	16,352	11,928
Income taxes payable	5,318	3,564
Non-current portion of long-term debt	300,770	769

Total non-current liabilities	333,156	26,156

Total liabilities	602,714	600,205

Stockholders’ Equity:
Common stock	566	568
Additional paid-in capital	1,117,639	1,025,064
Retained earnings	1,780,396	1,576,641
Treasury stock	(1,291,910)	(1,083,845)
Accumulated other comprehensive income	151,557	92,088

Total stockholders’ equity	$1,758,248	$1,610,516

Total liabilities and stockholders’ equity	$2,360,962	$2,210,721

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP operating income” is reconciled with GAAP income from operations below:

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
GAAP income from operations	98,486	86,165	405,087	354,824
Restructuring expenses (A)	6,326	—	6,326	—
Education, research and settlement expenses (B)	—	24,765	—	24,765

Non-GAAP operating income (excluding the impact of the restructuring, education, research and settlement expenses)	104,812	110,930	411,413	379,589

The measure, “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
GAAP net income	87,738	73,013	345,273	307,133
Restructuring expenses, net of tax (A)	4,222		4,222
Education, research and settlement expenses, net of tax (B)	—	17,707	—	17,707

Non-GAAP net income (excluding the impact of the restructuring, education, research and settlement expenses)	91,960	90,720	349,495	324,840

Diluted shares outstanding	143,086	146,115	144,359	146,410

GAAP diluted earnings per share	$0.61	$0.50	$2.39	$2.10

Non-GAAP diluted earnings per share (excluding the impact of the restructuring, education, research and settlement expenses)	$0.64	$0.62	$2.42	$2.22

(A)	The restructuring expenses relate to discrete employee termination benefits associated with the reorganization of our commercial and research and development teams. Management excludes restructuring activities from its evaluation of ongoing operations and believe investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

(B)	The education, research and settlement charge relates to an agreement reached with the University of Sydney, in the fourth quarter of fiscal year 2013, to pay A$25 million (US$24.8 million) for the establishment of two perpetual academic chairs, the funding of future research in the fields of sleep medicine and biomedical engineering and the settlement of legal proceedings between the parties.

ResMed believes that presenting diluted earnings per share, excluding the impact of the charge for the restructuring, education, research and settlement expenses is an additional measure of performance that investors can use to compare operating results between reporting periods.

Management uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. Management believes this information provides investors better insight in evaluating the Company’s performance from core operations and provides consistency in financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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